Exhibit 99.1

October 23, 2013

NASDAQ OMX REPORTS THIRD QUARTER 2013 RESULTS

•	Third quarter 2013 net revenues[1] were a record $506 million, up 23% from the prior year quarter. On an organic basis, assuming constant currency and excluding acquisitions, net revenues increased 4% year-over-year.

•	Third quarter 2013 GAAP and non-GAAP diluted EPS of $0.66.

•	Achieved organic revenue growth year-over-year in all three non-trading business segments, Information Services, Technology Solutions, and Listing Services.

•	Non-transaction based revenues were 73% of our total third quarter 2013 net revenues, and increased 27% from the prior year quarter.

•	Third quarter 2013 is the first full quarter to reflect the acquired eSpeed and Thomson Reuters IR, PR, and Multimedia businesses, establishing new revenue and operating profit base-lines.

•	De-leveraging plan is on schedule, NASDAQ OMX paid down $98 million of debt in the third quarter of 2013.

New York, N.Y.—The NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) today reported results for the third quarter of 2013. Third quarter net revenues were $506 million, up from $412 million in the prior year period, driven by both acquisitions and organic growth in Technology Solutions, Information Services, and Listing Services. On an organic basis third quarter net revenues increased 4% year-over-year.

“This quarter is a great illustration of our strategy and the transformation of the fundamental business and revenue profile of NASDAQ OMX,” said Bob Greifeld, CEO, NASDAQ OMX. “We now feature a Technology Solutions segment composed of dominant industry leaders, with over $500 million of annualized revenue in the third quarter, and a Market Services segment which now sees two thirds of its transaction revenue coming from derivative and fixed income categories, each with strong secular growth opportunities. The industry leadership, unique product and service offering, and earnings potential create a compelling franchise for investors and an unmatched partner for our customers.”

Mr. Greifeld continued, “Today, businesses comprising 97% of our company’s revenues feature either #1 or #2 revenue rankings in their respective industries. Our customers have put us in strong competitive positions through the value they place on our technology, systems, products and services. Our acquisitions of eSpeed and the IR, PR, and Multimedia businesses of Thomson Reuters are ahead of plan and are accretive to earnings, and although we have more to do to ensure they realize their full potential, our confidence has never been stronger in our ability to continue to service the market, deliver for our customers, and create returns for our shareholders.”

Operating expenses were $304 million in the third quarter of 2013, compared to $242 million in the prior year quarter. On a non-GAAP basis, third quarter 2013 operating expenses were also $304 million, up 32% as compared to the prior year quarter, primarily due to the inclusion of expenses associated with the acquisitions of Thomson Reuters’ IR, PR and Multimedia businesses and the eSpeed electronic fixed income platform. On an organic

[1]	Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

basis (constant currency and excluding acquisitions), third quarter non-GAAP operating expenses were up 7%, representing a 6% increase in core expenses and a 1% impact from higher GIFT spending. Through the first nine months of 2013, non-GAAP operating expenses were up 2% on an organic basis.

Third quarter 2013 non-GAAP diluted earnings per share were $0.66, versus $0.62 in the prior year quarter. Non-GAAP diluted earnings per share in the third quarter of 2013 excludes $8 million of pre-tax merger-related expenses, which were offset by an $8 million pre-tax gain related to a reduction of a contingent liability related to an acquisition, as well as an increase in net deferred tax liabilities due to changes in tax rates in various jurisdictions. Non-GAAP diluted earnings per share in the third quarter of 2012 excludes $25 million of net pre-tax charges primarily relating to restructuring charges, a loss on a business divestiture, special legal expenses, as well as a $1 million tax adjustment.

On a GAAP basis, net income attributable to NASDAQ OMX for the third quarter of 2013 was $113 million, or $0.66 per diluted share, compared with $89 million, or $0.52 per diluted share, in the prior year quarter.

“We are pleased with the balance and stability of our revenue model as well as our continued strong performance in challenging cycles,” said Lee Shavel, EVP and CFO, NASDAQ OMX. “At the same time, our expense discipline has led to very modest organic cost growth thus far in 2013, and we are narrowing our full-year expense guidance towards the low end of our previous projections.”

Mr. Shavel continued, “On the capital front, the company paid down $98 million of debt during the quarter, and remains on track to return to our longer-term leverage target in the mid-2x gross debt to EBITDA range by the end of the second quarter of 2014, at which point we will again enjoy the full flexibility to consider all capital return/deployment options.”

At September 30, 2013, the company had cash and cash equivalents of $300 million and total debt of $2,718 million, resulting in net debt of $2,418 million. This compares to net debt of $1,479 million at December 31, 2012.

BUSINESS HIGHLIGHTS

Market Services (40% of total net revenues) - Net revenues were $200 million in the third quarter of 2013, up $15 million when compared to $185 million in the third quarter of 2012.

Derivatives (14% of total net revenues) – Total net derivative trading and clearing revenues were $71 million in the third quarter of 2013, down $1 million compared to the third quarter of 2012. Net U.S. derivative trading and clearing revenues declined $2 million year-over-year due to modestly-lower industry volumes and market share. European derivative trading and clearing revenues increased $1 million, primarily due to revenues associated with the clearing operations.

Cash Equities (9% of total net revenues) – Total net cash equity trading revenues were $46 million in the third quarter of 2013, down $1 million compared to the third quarter of 2012. Lower net U.S. equities revenues, primarily due to lower market share, were partially offset by higher European equities revenue, driven primarily by higher volumes.

The NASDAQ OMX Group, Inc.	2

Fixed Income (4% of total net revenues) – Total net fixed income trading revenues associated with eSpeed were $18 million, roughly in line with prior-year levels. Higher industry-wide volumes for electronically-traded, on-the-run U.S. Treasury securities were offset by somewhat lower market share compared to the prior period, a function of market share changes prior to NASDAQ OMX’s ownership of the business.

Access and Broker Services (13% of total net revenues) – Access and broker services revenues totaled $65 million in the third quarter of 2013, down $1 million compared to the third quarter of 2012. Connectivity and co-location saw modestly lower demand in the third quarter of 2013 compared to the third quarter of 2012, partially offset by the addition of eSpeed hosting revenues, and new products, such as microwave connectivity and FinQloud, which are seeing increased demand.

Information Services (23% of total net revenues) – Revenues were $118 million in the third quarter of 2013, up $19 million from the third quarter of 2012.

Market Data (20% of total net revenues) – Total market data revenues were $100 million in the third quarter of 2013, up $16 million compared to the third quarter of 2012. The third quarter of 2013 saw a $7 million increase in audit collections compared to the prior year period, the inclusion of market data revenues associated with eSpeed, growth in products such as NASDAQ Basic, and select pricing initiatives.

Index Licensing and Services (3% of total net revenues) – Index licensing and services revenues were $18 million in the third quarter of 2013, up $3 million from the third quarter of 2012. The revenue growth was a function of materially higher assets and number of licensed exchange traded products, including the impact of the acquisition of the index business of Mergent, Inc.

Technology Solutions (26% of total net revenues) - Revenues were $131 million in the third quarter of 2013, up $58 million from the third quarter of 2012.

Corporate Solutions (15% of total net revenues) – Corporate solutions revenues were $78 million in the third quarter of 2013, up $56 million from the third quarter of 2012. Corporate solutions revenue growth was primarily due to the inclusion of the acquisition of Thomson Reuters’ IR, PR, and Multimedia businesses, as well as organic growth, in particular the growth of Directors Desk, IR Suite, and PR distribution.

Market Technology (11% of total net revenues) – Market technology revenues were $53 million in the third quarter of 2013, up $2 million from the third quarter of 2012. The revenue increase is primarily due to change request and advisory revenues and includes growth at BWise. Order intake increased, from $34 million in the third quarter of 2012 to $119 million in the third quarter of 2013, a record quarterly result. The backlog rose to $579 million, also a company record, up from $540 million in the prior year period.

The NASDAQ OMX Group, Inc.	3

Listing Services (11% of total net revenues) – Revenues were $57 million in the third quarter of 2013, up $2 million compared to the third quarter of 2012. U.S. listing revenues were unchanged. European listing revenues rose, due to higher market capitalization.

COST GUIDANCE – The company has narrowed the core expense guidance to between $1,075-$1,090 million, from the previous $1,070-$1,100 million range. The new initiatives or “GIFT” expense guidance range has been reduced to $45 million, from the previous $50-$60 million, and total expenses are now expected in the $1,120-$1,135 million range, from the previous $1,120-$1,160 million range.

CORPORATE HIGHLIGHTS

•	Announced several major new mandates in Market Technology. NASDAQ OMX announced agreements to supply its leading Market Technology systems to exchanges including Boerse Stuttgart and Borsa Istanbul, the latter with which NASDAQ OMX also entered into a broader strategic partnership.

•	Listing Services has strong momentum, highlighted by Marriott International and Fairchild Semiconductor switches to NASDAQ. NASDAQ OMX saw 59 new U.S. listings in the third quarter of 2013, including 38 IPOs, and 4 switches from other markets. In addition, in October, Marriott International (MAR) and Fairchild Semiconductor (FCS) announced voluntary switches to NASDAQ listings.

•	Transitioned structure of Nordic derivatives clearinghouse. As part of the process for creating an EMIR-compliant central counterparty, independent directors have been appointed, and the current clearinghouse operation is being maintained within the current company, renamed to NASDAQ OMX Clearing AB. All exchange related operations have been moved to another separate company within the Group. The application for a renewed clearing license under EMIR regulation has been submitted to the Swedish Financial Supervisory Authority, and it is in the final stage of the approval process. Final approval is expected later this year.

•	Significant milestone for European swap clearing. On August 19, 2013 NASDAQ OMX announced that the total cleared volume of SEK denominated interest rate swaps (IRS) has reached SEK 100 billion, equal to €12 billion, making NASDAQ OMX Clearing the second largest IRS clearinghouse in Europe.

•	Strategic alliance between NASDAQ OMX and Natural Gas Exchange Inc. (NGX). Created an alliance between NASDAQ OMX’s U.S. physical energy entity, NASDAQ OMX Commodities Clearing Company, and NGX’s physical energy exchange and clearinghouse, owned by TMX Group, which serves more than 250 contracting parties in the U.S. and Canada.

About NASDAQ OMX Group

The inventor of the electronic exchange, The NASDAQ OMX Group, Inc., fuels economies and provides transformative technologies for the entire lifecycle of a trade - from risk management to trade to surveillance to clearing. In the U.S. and Europe, we own and operate 26 markets including 3 clearinghouses and 5 central securities depositories supporting equities, options, fixed income, derivatives, commodities, futures and structured products. Able to process more than 1 million messages per second at sub-55 microsecond average speeds with 99.99% uptime, our technology drives more than 70 marketplaces in

The NASDAQ OMX Group, Inc.	4

50 developed and emerging countries into the future, powering 1 in 10 of the world’s securities transactions. Our award-winning data products and worldwide indexes are the benchmarks in the financial industry. Home to approximately 3,300 listed companies worth $7 trillion in market cap whose innovations shape our world, we give the ideas of tomorrow access to capital today. Welcome to where the world takes a big leap forward, daily. Welcome to the NASDAQ OMX Century. To learn more, visit www.nasdaqomx.com. Follow us on Facebook (http://www.facebook.com/NASDAQ) and Twitter (http://www.twitter.com/nasdaqomx). (Symbol: NDAQ and member of S&P 500)

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP and pro forma non-GAAP results of operations, including, but not limited to, net income attributable to NASDAQ OMX, diluted earnings per share, net exchange revenues, operating income, and operating expenses, that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP and pro forma non-GAAP information provided at the end of this release. Management believes that this non-GAAP and pro forma non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP and pro forma non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain strategic, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The NASDAQ OMX Group, Inc.	5

Contact Media Relations:	Contact Investor Relations:
Joseph Christinat +1.646.441.5121	Ed Ditmire +1.212.401.8737
Joseph.Christinat@NASDAQOMX.Com	Ed.Ditmire@NASDAQOMX.Com

NDAQF

The NASDAQ OMX Group, Inc.	6

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Revenues:
Market Services	$499	$553	$519
Cost of revenues:
Transaction rebates	(231)	(276)	(250)
Brokerage, clearance and exchange fees	(68)	(87)	(84)

Total cost of revenues	(299)	(363)	(334)

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	200	190	185

Listing Services	57	58	55
Information Services	118	108	99
Technology Solutions	131	95	73

Revenues less transaction rebates, brokerage, clearance and exchange fees	506	451	412

Operating Expenses:
Compensation and benefits	150	126	113
Marketing and advertising	7	8	6
Depreciation and amortization	33	28	26
Professional and contract services	41	35	27
Computer operations and data communications	22	20	18
Occupancy	26	23	22
Regulatory	8	8	8
Merger and strategic initiatives	—	25	(3)
Restructuring charges	—	—	10
General, administrative and other	17	19	15

Total operating expenses	304	292	242

Operating income	202	159	170

Interest income	2	2	2
Interest expense	(32)	(26)	(24)
Loss on divestiture of business	—	—	(14)
Loss from unconsolidated investees, net	(1)	—	—

Income before income taxes	171	135	134
Income tax provision	58	47	45

Net income	113	88	89

Net loss attributable to noncontrolling interests	—	—	—

Net income attributable to NASDAQ OMX	$113	$88	$89

Per share information:
Basic earnings per share	$0.68	$0.53	$0.53

Diluted earnings per share	$0.66	$0.52	$0.52

Cash dividends declared per common share	$0.13	$0.13	$0.13

Weighted-average common shares outstanding for earnings per share:
Basic	167.3	166.4	166.2
Diluted	172.1	170.1	170.5

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012

MARKET SERVICES
Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	$106	$125	$110
Cost of revenues:
Transaction rebates	(58)	(68)	(57)
Brokerage, clearance and exchange fees	(6)	(9)	(9)

Total U.S. derivative trading and clearing cost of revenues	(64)	(77)	(66)

Net U.S. derivative trading and clearing revenues	42	48	44
European derivative trading and clearing revenues	29	28	28

Total net derivative trading and clearing revenues	71	76	72

Cash Equity Trading Revenues:
U.S. cash equity trading	259	315	297
Cost of revenues:
Transaction rebates	(173)	(208)	(193)
Brokerage, clearance and exchange fees	(61)	(78)	(75)

Total U.S. cash equity cost of revenues	(234)	(286)	(268)

Net U.S. cash equity trading revenues	25	29	29
European cash equity trading	21	22	18

Total net cash equity trading revenues	46	51	47

Fixed Income Trading Revenues:
Fixed income trading	19	—	—
Cost of revenues:
Brokerage, clearance and exchange fees	(1)	—	—

Total net fixed income trading revenues	18	—	—

Access and Broker Services Revenues	65	63	66

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	200	190	185

LISTING SERVICES
U.S. listing services	43	44	43
European listing services	14	14	12

Total Listing Services revenues	57	58	55

INFORMATION SERVICES
Market Data Products Revenues:
U.S. market data products	73	64	61
European market data products	20	20	17
Index data products	7	6	6

Total Market Data Products revenues	100	90	84
Index Licensing and Services Revenues	18	18	15

Total Information Services revenues	118	108	99

TECHNOLOGY SOLUTIONS
Corporate Solutions Revenues:
Governance	4	4	3
Investor relations	47	24	11
Multimedia solutions	15	7	3
Public relations	12	9	5

Total Corporate Solutions revenues	78	44	22

Market Technology Revenues:
Software, license and support	36	35	36
Change request and advisory	9	9	7
Software as a service	8	7	8

Total Market Technology revenues	53	51	51

Total Technology Solutions revenues	131	95	73

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$506	$451	$412

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$300	$497
Restricted cash	81	85
Financial investments, at fair value	190	223
Receivables, net	372	333
Deferred tax assets	54	33
Default funds and margin deposits	1,934	209
Other current assets	141	112

Total current assets	3,072	1,492
Non-current restricted cash	—	25
Property and equipment, net	249	211
Non-current deferred tax assets	399	294
Goodwill	6,191	5,335
Intangible assets, net	2,409	1,650
Other non-current assets	166	125

Total assets	$12,486	$9,132

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$255	$172
Section 31 fees payable to SEC	19	97
Accrued personnel costs	115	111
Deferred revenue	187	139
Other current liabilities	114	119
Deferred tax liabilities	38	35
Default funds and margin deposits	1,934	209
Current portion of debt obligations	45	136

Total current liabilities	2,707	1,018
Debt obligations	2,673	1,840
Non-current deferred tax liabilities	716	713
Non-current deferred revenue	152	156
Other non-current liabilities	182	196

Total liabilities	6,430	3,923

Commitments and contingencies
Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Additional paid-in capital	4,270	3,771
Common stock in treasury, at cost	(1,023)	(1,058)
Accumulated other comprehensive loss	(51)	(185)
Retained earnings	2,857	2,678

Total NASDAQ OMX stockholders’ equity	6,055	5,208
Noncontrolling interests	1	1

Total equity	6,056	5,209

Total liabilities and equity	$12,486	$9,132

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
GAAP net income attributable to NASDAQ OMX	$113	$88	$89

Non-GAAP adjustments:

Merger and strategic initiatives (1)	—	25	(3)
Loss on divestiture of business	—	—	14
Restructuring charges	—	—	10
Special legal expenses	—	—	4

Total non-GAAP adjustments	—	25	25
Adjustment to the income tax provision to reflect non-GAAP adjustments (2)	(3)	(8)	(10)
Significant tax adjustments, net (3)	3	—	1

Total non-GAAP adjustments, net of tax	—	17	16

Non-GAAP net income attributable to NASDAQ OMX	$113	$105	$105

GAAP diluted earnings per share	$0.66	$0.52	$0.52
Total adjustments from non-GAAP net income above	—	0.10	0.10

Non-GAAP diluted earnings per share	$0.66	$0.62	$0.62

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012

GAAP operating income	$202	$159	$170

Non-GAAP adjustments:

Merger and strategic initiatives (1)	—	25	(3)
Restructuring charges	—	—	10
Special legal expenses	—	—	4

Total non-GAAP adjustments	—	25	11

Non-GAAP operating income	$202	$184	$181

Total Non-GAAP revenues less transaction rebates, brokerage, clearance and exchange fees	$506	$451	$412

Non-GAAP operating margin (4)	40%	41%	44%

(1)	For the three months ended September 30, 2013, merger and strategic initiatives expense included $8 million of costs primarily related to the acquisitions of eSpeed and the TR Corporate Solutions businesses. This amount was offset by the remeasurement of a contingent purchase price liability related to the BWise acquisition due to changes in the anticipated performance of BWise.
(2)	Relates to the $8 million of merger and strategic initiatives expense described in note (1) above. We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.
(3)	This amount represents an increase in net deferred tax liabilities resulting from changes in tax rates in various jurisdictions.
(4)	Non-GAAP operating margin equals non-GAAP operating income divided by non-GAAP revenues less transaction rebates, brokerage, clearance and exchange fees.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012

GAAP operating expenses	$304	$292	$242

Non-GAAP adjustments:

Merger and strategic initiatives (1)	—	(25)	3
Restructuring charges	—	—	(10)
Special legal expenses	—	—	(4)

Total non-GAAP adjustments	—	(25)	(11)

Non-GAAP operating expenses	$304	$267	$231

(1)	For the three months ended September 30, 2013, merger and strategic initiatives expense included $8 million of costs primarily related to the acquisitions of eSpeed and the TR Corporate Solutions businesses. This amount was offset by the remeasurement of a contingent purchase price liability related to the BWise acquisition due to changes in the anticipated performance of BWise.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Market Services
Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	13.6	15.9	13.8
NASDAQ OMX PHLX matched market share	16.7%	18.0%	21.4%
The NASDAQ Options Market matched market share	9.0%	8.9%	5.2%
NASDAQ OMX BX Options Market matched market share	1.0%	1.0%	0.7%

Total market share	26.7%	27.9%	27.3%

NASDAQ OMX Nordic and NASDAQ OMX Baltic
Average daily volume:
Options, futures and fixed-income contracts	346,940	438,418	371,230
Finnish option contracts traded on Eurex	116,583	101,255	70,211

NASDAQ OMX Commodities
Power contracts cleared (TWh)(1)	363	424	384

Cash Equity Trading
NASDAQ securities
Total average daily share volume (in billions)	1.63	1.78	1.66
Matched market share executed on NASDAQ	24.3%	25.5%	25.2%
Matched market share executed on NASDAQ OMX BX	2.3%	2.4%	2.7%
Matched market share executed on NASDAQ OMX PSX	0.7%	0.8%	1.2%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	37.7%	35.8%	31.5%

Total market share (2)	65.0%	64.5%	60.6%

New York Stock Exchange, or NYSE, securities
Total average daily share volume (in billions)	3.12	3.58	3.39
Matched market share executed on NASDAQ	11.3%	11.7%	12.8%
Matched market share executed on NASDAQ OMX BX	2.3%	2.2%	2.5%
Matched market share executed on NASDAQ OMX PSX	0.5%	0.5%	0.6%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	33.6%	32.0%	28.6%

Total market share (2)	47.7%	46.4%	44.5%

NYSE MKT and regional securities
Total average daily share volume (in billions)	1.02	1.24	0.94
Matched market share executed on NASDAQ	13.0%	14.6%	16.1%
Matched market share executed on NASDAQ OMX BX	3.1%	2.7%	3.0%
Matched market share executed on NASDAQ OMX PSX	1.4%	1.4%	1.5%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	32.4%	31.2%	29.5%

Total market share (2)	49.9%	49.9%	50.1%

Total U.S.-listed securities
Total average daily share volume (in billions)	5.77	6.60	5.99
Matched share volume (in billions)	67.9	80.7	76.6
Matched market share executed on NASDAQ	15.3%	15.9%	16.8%
Matched market share executed on NASDAQ OMX BX	2.4%	2.4%	2.7%
Matched market share executed on NASDAQ OMX PSX	0.7%	0.8%	0.9%

Total market share	18.4%	19.1%	20.4%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Securities
Average daily number of equity trades	285,404	329,030	284,764
Total average daily value of shares traded (in billions)	$4.0	$4.4	$3.2
Total market share	67.3%	69.7%	68.5%

Listing Services
Initial public offerings
NASDAQ	38	35	17
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic	—	6	1

New listings
NASDAQ (3)	59	67	40
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic (4)	5	12	4

Number of listed companies
NASDAQ (5)	2,602	2,581	2,610
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic (6)	752	758	754

Technology Solutions
Market Technology
Order intake (in millions)(7)	$119	$44	$34
Total order value (in millions)(8)	$579	$507	$540

(1)	Primarily transactions executed on Nord Pool and reported for clearing to NASDAQ OMX Commodities measured by Terawatt hours (TWh).
(2)	Includes transactions executed on NASDAQ’s, NASDAQ OMX BX’s and NASDAQ OMX PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded funds.
(4)	New listings include IPOs and represent companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets of NASDAQ OMX First North.
(5)	Number of listed companies for NASDAQ at period end, including separately listed exchange traded funds.
(6)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets of NASDAQ OMX First North at period end.
(7)	Total contract value of orders signed during the period.
(8)	Represents total contract value of orders signed that are yet to be recognized as revenue.